As filed with the Securities and Exchange Commission on September 6, 2017

Registration No. 333-216731

Registration No. 333-210188

Registration No. 333-210187

Registration No. 333-202790

Registration No. 333-194937

Registration No. 333-191274

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-216731

FORM S-8 REGISTRATION STATEMENT NO. 333-210188

FORM S-8 REGISTRATION STATEMENT NO. 333-210187

FORM S-8 REGISTRATION STATEMENT NO. 333-202790

FORM S-8 REGISTRATION STATEMENT NO. 333-194937

FORM S-8 REGISTRATION STATEMENT NO. 333-191274

UNDER THE SECURITIES ACT OF 1933

Rocket Fuel Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or other jurisdiction of incorporation or
organization)

30-0472319

(I.R.S. Employer Identification No.)

2000 Seaport Blvd., Suite 400
Redwood City, CA 94063

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2008 Equity Incentive Plan
2013 Equity Incentive Plan
2013 Employee Stock Purchase Plan

2016 Inducement Equity Incentive Plan

(Full title of the plans)

E. Randolph Wootton III
Rocket Fuel Inc.
2000 Seaport Blvd., Suite 400
Redwood City, CA 94063

(650) 595-1300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Jeffrey B. Golden
Joshua M. Zachariah
Kirkland & Ellis LLP
555 California Street
San Francisco, CA 94104
(415) 439-1400

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Rocket Fuel Inc., a Delaware corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•                                                Registration Statement No. 333-216731, originally filed with the SEC on March 16, 2017, registering 2,310,934 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) under the 2013 Equity Incentive Plan (the “2013 EIP”) and registering 924,373 shares of Common Stock under the 2013 Employee Stock Purchase Plan (the “2013 ESPP”);

•                                                Registration Statement No. 333-210188, originally filed with the SEC on March 15, 2016, registering 2,200,000 shares of Common Stock under the 2016 Inducement Equity Incentive Plan;

•                                                Registration Statement No. 333-210187, originally filed with the SEC on March 15, 2016, registering 2,178,350 shares of Common Stock under the 2013 EIP and registering 871,340 shares of Common Stock under the 2013 ESPP;

•                                                Registration Statement No. 333-202790, originally filed March 16, 2015, registering 2,100,126 shares of Common Stock under the 2013 EIP and registering 840,050 shares of Common Stock under the 2013 ESPP;

•                                                Registration Statement No. 333-194937, originally filed with the SEC on April 1, 2014, registering 1,641,299 shares of Common Stock under the 2013 EIP and registering 656,519 shares of Common Stock under the 2013 ESPP;

•                                                Registration Statement No. 333-191274, originally filed with the SEC on September 20, 2013, registering 7,581,672 shares of Common Stock under the 2008 Equity Incentive Plan, registering 5,000,000 shares of Common Stock under the 2013 EIP and registering 1,000,000 shares of Common Stock under the 2013 ESPP.

On July 17, 2017, the Company entered into an Agreement and Plan of Merger with Sizmek Inc., a Delaware corporation (“Parent”), and Fuel Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company with the Company becoming a wholly owned subsidiary of Parent (the “Merger”) pursuant to Section 251(h) of the Delaware General Corporation Law. The Merger became effective at 8:32 a.m., New York City Time, on September 6, 2017, pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on September 6, 2017. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

ROCKET FUEL INC.

By:	/s/ E. Randolph Wootton III
E. Randolph Wootton III
Chief Executive Officer